Exhibit 5.1

January 10, 2017	79612.00001

Capricor Therapeutics, Inc.

8840 Wilshire Blvd.

2nd Floor

Beverly Hills, CA 90211

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Capricor Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the registration statement on Form S-8 to be filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”) to effect registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 753,079 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”), issuable upon the exercise of awards to be granted by the Company pursuant to the Capricor Therapeutics, Inc. 2012 Restated Equity Incentive Plan, as amended by that certain First Amendment dated February 12, 2014, that Second Amendment dated September 8, 2014, and that Third Amendment dated April 26, 2016 (as so amended, the “2012 Plan”).

As such counsel and for purposes of our opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, resolutions, certificates and instruments of the Company and corporate records furnished to us by the Company, and have reviewed certificates of public officials, statutes, records and such other instruments and documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, including, without limitation:

(i)	the Registration Statement;

(ii)	the Certificate of Incorporation of the Company, including the Certificate of Amendment of Certificate of Incorporation and all other amendments and corrections thereto, as certified as of January 9, 2017 by the Office of the Secretary of State of the State of Delaware and as certified by an officer of the Company as of January 10, 2017;

(iii)	the Bylaws of the Company as presently in effect, as certified by an officer of the Company as of January 10, 2017;

(iv)	the 2012 Plan and the forms of award agreements related thereto;

(v)	a certificate, dated as of January 9, 2017, from the Office of the Secretary of State of the State of Delaware, as to the existence and good standing of the Company in the State of Delaware, and a telephonic bringdown of such good standing as of January 10, 2017 with respect to the Company (collectively, the “Delaware Good Standing Certificate”); and

January 10, 2017

(vi)	a certificate, dated as of January 5, 2017, from the Office of the Secretary of State of the State of California, as to the existence and good standing of the Company in the State of California, and a telephonic bringdown of such good standing as of January 10, 2017 with respect to the Company (collectively, the “California Good Standing Certificate” and, together with the Delaware Good Standing Certificate, the “Good Standing Certificates”).

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In such examination and in rendering the opinion expressed below, we have assumed, without independent investigation or verification: (i) the genuineness of all signatures on all agreements, instruments, corporate records, certificates and other documents submitted to us; (ii) the authenticity and completeness of all agreements, instruments, corporate records, certificates and other documents submitted to us as originals; (iii) that all agreements, instruments, corporate records, certificates and other documents submitted to us as certified, electronic, facsimile, conformed, photostatic or other copies conform to authentic originals thereof, and that such originals are authentic and complete; (iv) the legal capacity and authority of all persons or entities executing all agreements, instruments, corporate records, certificates and other documents submitted to us; (v) the due authorization, execution and delivery of all agreements, instruments, corporate records, certificates and other documents by all parties thereto; (vi) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which we have relied for the purposes of this opinion letter are true and correct; (vii) that there has not been any change in the good standing status of the Company from that reported in the Good Standing Certificates; (viii) that the officers and directors of the Company have properly exercised their fiduciary duties; and (ix) that the applicable award agreements that will be used for the issuance of the awards for the Shares will be substantially similar to the forms which we have reviewed. As to all questions of fact material to this opinion letter, and as to the materiality of any fact or other matter referred to herein, we have relied (without independent investigation) upon representations and certificates or comparable documents of officers and representatives of the Company. Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain legal matters and issues without the assistance of independent counsel. We have also assumed that the Shares will be sold for a price per share not less than the par value per share of the Common Stock, and that the individual issuances, grants or awards under the 2012 Plan will be duly authorized by all necessary corporate action of the Company and duly issued, granted or awarded and exercised in accordance with the requirements of law and the 2012 Plan, as applicable (and the agreements and awards duly adopted thereunder and in accordance therewith).

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that the Shares are duly authorized and, when issued and sold as described in the Registration Statement and in accordance with the 2012 Plan, as applicable, and the applicable award agreements thereunder (including the receipt by the Company of the full consideration therefor), will be validly issued, fully paid and nonassessable.

January 10, 2017

Without limiting any of the other limitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the laws of any jurisdiction other than the General Corporation Law of the State of Delaware as in effect on the date hereof.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly stated herein from any matter addressed in this opinion letter.

This opinion letter is rendered solely to you in connection with the issuance and delivery of the Shares as described in the Registration Statement and in accordance with the terms of the 2012 Plan and the applicable award agreements thereunder. This opinion letter is rendered to you as of the date hereof, and we assume no obligation to advise you or any other person with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even if the change may affect the legal analysis or a legal conclusion or other matter in this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Paul Hastings LLP